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                            Downingtown National Bank
                     hires experienced financial executives,
                           adds two new Board members
                          and elects new Board Chairman
          Oldest bank in Chester County increases management experience


     DOWNINGTOWN _ Downingtown National Bank has named banking executive William
J. Hieb Chief Operating Officer and added two new members to its Board of Directors.

     "We have assembled an experienced management team that will make significant contributions to our growing success and expertly guide Downingtown National Bank for many years in the future," said Henry F. Thorne, President and Chief Executive Officer. "The bank's senior management and Board of Directors possess impressive knowledge of not only banking, but all aspects of finance and business."

     At the Downingtown National Bank Financial Corporation's recent annual meeting, advertising professional Eli Silberman and James Koegel, President of Jones Motor Group, Inc., were elected to the Board of Directors. Board member William S. Latoff was elected Chairman of the Board during the Board's reorganizing meeting. Downingtown National Bank Financial Corporation is the parent company of Downingtown National Bank.

     "Eli Silberman and James Koegel are excellent additions to our Board of Directors," Thorne said. "Each member of the Board brings a different skill set. Our Board has experts in finance, trust and estates, real estate, marketing, and entrepreneurial enterprises. The Board members, along with our dedicated employees, are among the greatest assets of this bank."

     Hieb has 25 years of banking experience with First Union National Bank and its predecessor institutions. He recently served three years as Senior Vice President and Managing Director of First Union Securities in Philadelphia. He had complete management responsibility for the overall performance of the bank's Transportation and Construction Industries Department that had $2.5 billion in commitments.

Downingtown National Bank
June 2, 2003
Page 2

     "Bill has a proven track record of increasing profitability and market share through sales growth, building high performing teams, effective risk management, personnel development and operational improvements," Thorne said. "He is an accomplished leader."

     Hieb, who lives in Swarthmore, has completed graduate level work in Finance and Economics at Villanova University, graduate level work and professional certification in business and real estate law at Penn State University and earned a Bachelor of Science in Finance from Penn State. He has completed numerous corporate finance, management, marketing, business development, human resource and diversity training courses.

     Also, Downingtown National Bank has hired Amelia (Amy) M. Crossett of Elverson as Vice President of Commercial Loans. Crossett has 15 years of banking experience. Her most recent position was director of Financial Services for a Lionville company. Crossett was portfolio manager for First Union Bank and her banking experience includes credit review officer, relationship manager, assistant director of wholesale bank training and credit analyst. She received an MBA and a Bachelor of Science degree from the University of Tennessee.

     "We value our commercial customers," Thorne said. "Having Amy join our commercial loan department team will enhance our already fine service."

     Latoff, the new Chairman of the Board, is Principal of the accounting firm of Bliss and Company, Ltd., of West Chester. He is also President of two area luxury car dealerships for Landrover and Jaguar. Latoff is active in many civic endeavors, including serving on the Boards of the Chester County Historical Society and the Chester County Industrial Development Authority.

     Silberman began his advertising career in New York City and spent 14 years at the international ad agency McCann-Erickson, and then headed his own firm, The Silberman Group. In 1998, after 20 years in business, he sold his firm to Earle Palmer Brown, a $700 million agency with offices in Philadelphia, New York and London. He was Chairman of the Philadelphia office of Earle Palmer Brown. Silberman also served on the Board of the American Association of Advertising Agencies, Philadelphia region.

     Silberman, who was an officer in the United States Marine Corps, lives in Unionville. He is active in a number of community organizations, including the Pennsylvania Hunt Cup and the Chester County Economic Development Council. He is a graduate of the State University of New York.

     Koegel, a Villanova University and Temple University School of Law graduate, was an Assistant District Attorney in Chester County. In 1982, he and his partner acquired Jones Motor Group, Inc., where he serves as President of the 1,100-person organization. Jones Motor Group, through its affiliated companies, provides nationwide transportation services, logistics management, real estate management and computer software development.

     Koegel, who lives in Thornbury Township, has helped a number of civic organizations, including The Episcopal Academy, the Chester County Economic Development Council, Chester County Chamber of Business and Industry and the East Vincent Township Industrial Task Force.

Downingtown National Bank
June 2, 2003
Page 3

     Joining Latoff, Koegel, Silberman and Thorne on the Board of Directors are Louis N. Teti, a director and shareholder of the Chester County law firm of MacElree Harvey, James H. Thornton, an independent health care consultant and past President and Chief Executive Officer of Brandywine Hospital, Thomas Greenleaf, former President and Chief Executive Office of Chemical Leaman, and Joseph G. Riper, a principal of the Chester County law firm of Riley, Riper, Hollin and Colagreco.

     Downingtown National Bank, the oldest bank in Chester County, operates nine branches centrally located throughout the county and offers more than 130 personal and business banking products and banking options, including banking by phone, Internet banking, and early morning drive-in teller lanes. For more information, see www.dnb4you.com on the Internet or call 610-269-1040.






























        4 Brandywine Avenue o Downingtown, PA 19335-0904 o (610) 269-1040